Exhibit 99.1

NEWS RELEASE

Gray Announces Private Offering of Senior Secured First Lien Notes

Atlanta, Georgia – August 17, 2026. . . Gray Media, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) announced today that it intends to offer up to $750 million aggregate principal amount of senior secured first lien notes due 2034, subject to market conditions. The offering will be exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

Gray intends to use the net proceeds of the offering to (i) redeem a portion of Gray’s outstanding 10.500% senior secured first lien notes due 2029 (the “2029 Notes”), (ii) repay a portion of our outstanding borrowings under Gray’s revolving credit facility, and (iii) pay fees and expenses in connection with the offering.

The notes will be guaranteed, jointly and severally, on a senior secured first lien basis, by each existing and future restricted subsidiary of Gray that guarantees Gray’s existing senior credit facility.

The notes and related guarantees will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act, and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The notes have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release does not constitute a notice of redemption with respect to the 2029 Notes or an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “intend,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s ability to consummate the offering of notes or the redemption, the intended use of proceeds of the offering, and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.graymedia.com. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contacts:

Jeffrey R. Gignac, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Alan Gould, Vice President, Investor Relations, 404-266-8333

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